Exhibit 99

FOR IMMEDIATE RELEASE	March 31, 2022

Contact: Nelli Madden

732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF PENNSYLVANIA MANUFACTURED HOME COMMUNITY

FREEHOLD, NJ, March 31, 2022........ UMH Properties, Inc. (NYSE: UMH) closed on the acquisition of a manufactured home community located in Monaca, Pennsylvania for a total purchase price of $5.8 million. This community contains 96 developed homesites. It is situated on approximately 18 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are happy to announce the acquisition of this well-located community in Monaca, PA. This community is located near some of our communities that are at or near full occupancy and it complements our existing portfolio. We will implement our proven business plan in order to upgrade the community to UMH’s standards. Our planned improvements should result in increased income and value. We continue to seek additional opportunistic acquisitions that meet our growth criteria.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 128 manufactured home communities with approximately 24,100 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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